Exhibit 99.1

Date: 07 April, 2004

ntl consolidates call centres to improve customer service

NEW YORK and LONDON, 07 April, 2004 – ntl Incorporated (NASDAQ: NTLI) today announced the next stage in its strategy to improve customer service and drive business efficiency.  Over the next 18 months, the Company will consolidate its 13 call centres, which support ntl’s UK home division, to three state-of-the-art call centres equipped for growth.

Following an internal review, three specialist call centres will be retained and developed in Manchester, Swansea and Bellshill (Glasgow), supported by four sales and customer support sites in Nottingham, Teesside, Luton and Coventry.  These sites, which are purpose-built facilities, have the capacity to accommodate the future growth of ntl’s business.

As part of the consolidation, ntl will make additional investments in technology and training in order to streamline processes and generate efficiencies.  As a consequence of these investments, ntl expects that in the medium term it will be able to deliver a higher level of customer service with up to 1,500 fewer positions.  Our aim is to achieve much of this reduction through natural turnover in the Company’s workforce.

Commenting on today’s news, Simon Duffy, Chief Executive Officer of ntl, said: “ntl has made good progress in improving its customer service, but we still have some way to go.  The consolidation of our call centres and investment in leading-edge technology is a critical step on our path to greatly improved service for our customers.”

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More on ntl Incorporated:

•                  ntl Incorporated (NASDAQ: NTLI) offers a wide range of communications services to residential and business customers throughout the UK and Ireland.

•                  ntl is the UK’s largest cable company and leading broadband supplier with over 1 million broadband customers and 2.9 million residential customers.

•                  ntl’s fibre-optic broadband network passes 8.4 million homes in the UK including London, Manchester, Nottingham, Oxford, Cambridge, Cardiff, Glasgow and Belfast.

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For more information on ntl please contact:

Investor Relations:

US: Patti Leahy, Tel: +1 610 667 5554

UK: Virginia Ramsden, Tel: +44 (0)20 7967 3338

Media:

Alison Kirkwood, Tel: +44 (0) 7788 186154

Justine Parrish, Tel: +44 (0) 7966 421 991

Richard Oldworth, Jeremy Garcia or Mark Edwards - Buchanan Communications

Tel: +44 (0) 207 466 5000